Exhibit 15.1

(b)(1) Title of securities issued. Series: Amers; Bella Chica; Country Whirl '17; Daddy's Joy; De Mystique 17; Madarnas; Martita Sangrita '17; Miss Puzzle; Night of Idiots; Sigesmund; Soul Beam; Tavasco Road; Zestful; Vertical Threat; Shake it Up Baby; Tizmagician; Power Up Paynter; Two Trail Sioux 17; Wayne O